CPI Aerostructures, Inc. 8-K

EXHIBIT 99.1

CPI AEROSTRUCTURES, INC.

ANNOUNCES NYSE AMERICAN ACCEPTANCE OF

TIMELY FILING CRITERIA PLAN OF COMPLIANCE

Edgewood, New York, November 24, 2021 — CPI Aerostructures, Inc. (“CPI Aero” or “Company”) (NYSE American: CVU) announced that on November 23, 2021, it received a notice from the NYSE American LLC (“Exchange”) informing the Company that the Exchange had accepted CPI Aero’s plan to regain compliance with the Exchange’s standards for continued listing of its common stock under the timely filing criteria included in the NYSE American Company Guide.

The Exchange has granted CPI Aero until April 14, 2022, to regain compliance with the timely filing criteria. If the Company is unable to cure the delinquency by April 14, 2022, the Company may request an additional extension up to the maximum cure period of May 24, 2022. In addition, if the Company does not make progress consistent with the plan during the plan period or if the Company does not complete its delayed filings with the SEC by the end of the maximum 12-month cure period on May 24, 2022, Exchange staff will initiate delisting proceedings as appropriate.

The notice from the Exchange that the Company’s plan to regain compliance has been accepted has no immediate impact on the listing of the Company’s common stock on the Exchange which is being continued pursuant to an extension during the plan period.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Important Cautions Regarding Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, assumptions, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein include, without limitation, statements relating to actions to be taken by the Company in connection with the notice received by the Company on November 23, 2021 from NYSE American LLC.

The forward-looking statements contained herein are also subject to all of the other risks and uncertainties that are described from time to time under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, most recently in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. Because the risks, assumptions, uncertainties and other unknown factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. The Company has no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Contact:

Investor Relations Counsel: LHA Investor Relations Jody Burfening (212) 838-3777 cpiaero@lhai.com www.lhai.com

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